Exhibit 7.05

June 7, 2012

Shudong Investments Limited (“Holdco”)

Newhaven Trustees (BVI) Limited
3rd Floor, Omar Hodge Building
Wickhams Cay 1, Road Town, Tortola, British Virgin Islands

Attention: Mr. Shudong Xia

Re:      Equity Commitment Letter

Ladies and Gentlemen:

This letter sets forth the commitment of the undersigned (the “Investor”), subject to (i) the terms and conditions contained in an agreement and plan of merger (the “Merger Agreement”) to be entered into by and among TransCloud Company Limited, an exempted company incorporated in the Cayman Islands with limited liability and a wholly owned subsidiary of Holdco (“Parent”), TransCloud Acquisition, Inc., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and China TransInfo Technology Corp., a Nevada corporation (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”), and (ii) the terms and conditions contained herein. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

1.      Commitment. The Investor hereby commits, subject to the terms and conditions set forth herein, to subscribe, or cause to be subscribed, directly or indirectly through one or more intermediate entities, for equity securities of Holdco and to pay, or cause to be paid, to Holdco in immediately available funds at or prior to the Effective Time an aggregate cash purchase price in immediately available funds equal to $26,955,708 (such sum, the “Commitment”), and shall cause Holdco, upon receipt of the Commitment, to purchase equity interests of Parent for an aggregate amount equal to the Commitment to (i) fund a portion of the Exchange Fund and any other amounts required to be paid pursuant to the Merger Agreement and (ii) pay related fees and expenses pursuant to the Merger Agreement. Notwithstanding anything to the contrary contained herein, the Investor shall not, under any circumstances, be obligated to contribute more than the Commitment to Holdco. In the event Parent does not require the full amount of the Commitment in order to consummate the Merger, the amount to be funded under this letter agreement shall, unless otherwise agreed in writing by the Investor, be reduced by Holdco to the level sufficient to fully fund the Exchange Fund and pay related fees and expenses pursuant to the Merger Agreement.

2.      Conditions to Funding. The payment of the Commitment to Holdco shall be subject to the satisfaction, or waiver, by Parent of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Merger set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing).

3.      Termination. The obligation of the Investor to fund its Commitment will terminate automatically and immediately to the extent described below upon the earliest to occur of (i) the Effective Time; provided that the Investor shall at or prior to the Effective Time have fully funded and paid to Holdco the Commitment and fully performed other obligations hereunder, and (ii) the termination of the Merger Agreement in accordance with its terms. Upon termination of this letter, the Investor shall not have any further obligations or liabilities hereunder.

4.      No Modification. Neither this letter nor any provision hereof may be amended, modified, supplemented, terminated or waived except by an agreement in writing signed by each of the parties hereto.

5.      Confidentiality. This letter shall be treated as confidential and is being provided to Holdco solely in connection with the Merger. Unless required by applicable laws, regulations or rules of NASDAQ, this letter may not be used, circulated, quoted or otherwise referred to in any document, except with my written consent. Notwithstanding the foregoing, a copy of this letter may be provided to the Company if the Company agrees to treat the letter as confidential.

6.      Governing Law. This letter shall be governed by, and construed in accordance with, the internal Laws of the State of New York, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.

7.      Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this letter brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in any federal or state court located in the Borough of Manhattan of the City of New York. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this letter and the transactions contemplated hereby. Each of the parties agrees not to commence or maintain any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this letter or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this letter, or the subject matter hereof, may not be enforced in or by such courts.

8.      Counterparts. This letter may be executed in counterparts and by facsimile, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

9.      Warranties. The Investor hereby represents and warrants with respect to itself to Holdco that (a) it has all requisite corporate or other similar organizational power and authority to execute, deliver and perform this letter; (b) the execution, delivery and performance of this letter by the Investor has been duly and validly authorized and approved by all necessary corporate or other organizational action by it; (c) this letter has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this letter, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (d) its Commitment is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise; (e) it has uncalled capital commitments or otherwise has available funds in excess of the sum of its Commitment hereunder plus the aggregate amount of all other commitments and obligations it currently has outstanding; (f) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this letter by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this letter; and (g) the execution, delivery and performance by the Investor of this letter do not (i) violate the organizational documents of the Investor, (ii) violate any applicable Law or judgment or (iii) result in any violation of, or default (with or without notice or lapse of time, or both under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any Contract to which the Investor is a party.

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Very truly yours,
SHUDONG XIA

By: /s/ Shudong Xia

Agreed to and acknowledged
as of the date first written above:

Shudong Investments Limited

By: /s/ Shudong Xia
Name: Shudong Xia
Title: Director